Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Greg Gadel, Chief Financial Officer

BUCA, Inc.

(612) 225-3423

ggadel@bucainc.com

BUCA, INC. ANNOUNCES FIRST QUARTER RESULTS

MINNEAPOLIS (May 11, 2004) BUCA, Inc. (NASDAQ: BUCA) reported a net loss of $1.5 million, or $0.08 per share, for the thirteen weeks ended March 28, 2004. The loss for the quarter compares to net income of $1.1 million, or $0.07 cents per share, in the same period of fiscal 2003.

During the first quarter total sales were $66.5 million, an increase of 6.6 percent over sales of $62.3 million in 2003.

Weighted average common shares outstanding were 17,940,135 for the thirteen weeks ended March 28, 2004 compared with fully diluted shares outstanding of 16,655,110 in the same period of 2003.

“We are focused on improving our comparable restaurant sales numbers,” said Pete Mihajlov, executive chairman and CEO of the company. “We believe the introduction of our ‘Buca Small’ menu will help us do just that by bringing in new customers and by encouraging existing customers to dine with us more frequently.

“We also are excited about our national brand-building campaign,” Mihajlov continued, “which combines our national USA Today ads with local media support in the majority of our major markets. In the second and third quarter, the local media support will take the form of newspaper ads in the larger newspapers in most of our major markets. We expect that these newspaper ads will cover at least 80 percent of our restaurants.”

Mihajlov noted that the year-over-year decline of 3.7 percent in comparable restaurant sales at Buca di Beppo locations was in line with expectations, but that the year-over-year decline of 1.8 percent at the company’s Vinny T’s of Boston restaurants was slightly below the company’s expectations. The decline in comparable restaurant sales at both Buca di Beppo and Vinny T’s of Boston in the first quarter was entirely the result of a reduction in guest visits.

“In the first six weeks of the second quarter,” Mihajlov said, “the trend at Buca di Beppo has remained the same with comparable sales down 3.6 percent while comparable sales at Vinny T’s of Boston for the first six weeks of the quarter were down 0.7 percent.”

Mihajlov noted that the company is continuing its focus on improving comparable restaurant sales. After opening 14 new restaurants in each of 2002 and 2003, as well as purchasing nine Vinny T’s of Boston restaurants in January 2002, the company intends to open three new Buca di Beppo restaurants and one new Vinny T’s of Boston restaurant in 2004.

“We expect to open our first new Buca di Beppo restaurant for 2004 in late May in San Jose,” Mihajlov said. “We also plan to add two other Buca di Beppo restaurants in California during the summer and one new Vinny T’s of Boston in Manchester, Connecticut in September.”

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 105 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

FORWARD-LOOKING STATEMENTS

Some of the information contained in this release is forward-looking and, therefore, involves uncertainties or risks that could cause actual results to differ materially. Such forward-looking statements include the expected number, timing and location of new restaurant openings in fiscal 2004; the timing and duration of running our new national brand awareness campaign and other promotions; and the expected impact of our Buca Small initiative and marketing campaigns on comparable restaurant sales.

The actual number, timing and location of new restaurant openings in fiscal 2004 is dependent upon a number of factors, including available capital, construction risks, timely receipt of any regulatory and licensing approvals, recruiting qualified operating personnel, general economic conditions of the country and the various regions of the country and the actual results of each brand. The actual timing and duration of running our national brand-building campaign and other promotions could be delayed, or even discontinued, based upon results achieved in the test markets and changes in consumer preferences. The actual impact of our Buca Small initiative and marketing campaigns on comparable restaurant sales could be affected by the timing and effectiveness of our planned marketing campaigns for both Buca di Beppo and Vinny T’s of Boston restaurants, and changes in revenues caused by general economic conditions, consumer confidence in the economy, changes in consumer preferences, competitive factors and weather conditions.

These and other factors are discussed in more detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2003 and other reports previously filed with the SEC. The company disclaims any obligation to update forward-looking statements.

FINANCIAL STATEMENTS

Buca, Inc. and Subsidiaries

Consolidated Statements of Income

(unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 28, 2004	March 30, 2003
Restaurant sales	$66,487	$62,345
Restaurant costs:
Product	16,482	15,031
Labor	22,957	20,725
Direct and occupancy	18,599	15,403
Depreciation and amortization	4,020	3,780

Total restaurant costs	62,058	54,939

Income from restaurant operations	4,429	7,406
General and administrative expenses	4,659	4,495
Pre-opening costs	169	884

Operating (loss) income	(399)	2,027
Interest income	25	25
Interest expense	(605)	(389)
Loss on early extinguishment of debt	(524)

(Loss) income before income taxes	(1,503)	1,663
Provision for income taxes		(565)

Net (loss) income	$(1,503)	$1,098

Net (loss) income per common share-basic	$(0.08)	$0.07

Weighted average shares outstanding	17,940,135	16,649,686

Net (loss) income per common share-fully diluted	$(0.08)	$0.07

Weighted average shares assumed outstanding	17,940,135	16,655,110

	Percentage of Sales
	March 28, 2004	March 30, 2003
Restaurant sales (in thousands)	$66,487	$62,345
Restaurant costs:
Product	24.8%	24.1%
Labor	34.5%	33.2%
Direct and occupancy	28.0%	24.7%
Depreciation and amortization	6.0%	6.1%

Total restaurant costs	93.3%	88.1%

Income from restaurant operations	6.7%	11.9%
General and administrative expenses	7.0%	7.2%
Pre-opening costs	0.3%	1.4%

Operating (loss) income	(0.6)%	3.3%
Interest income	0.0%	0.0%
Interest expense	(0.9)%	(0.6)%
Loss on early extinguishment of debt	(0.8)%	0.0%

(Loss) income before income taxes	(2.3)%	2.7%
Provision for income taxes	0.0%	(0.9)%

Net (loss) income	(2.3)%	1.8%